Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-169065 on Form S-8 of our report dated September 28, 2010, relating to the financial statements of Zevotek, Inc., which appear in this Annual Report on Form 10-K of Zevotek, Inc. for the year ended June 30, 2010.

/s/ RBSM LLP

New York, New York
September 28, 2010